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                                                                   EXHIBIT 10.56

                                 REVOLVING NOTE

$50,000,000                                             Dated as of May 21, 2004
                                                               Due: May 21, 2005

      On or before May 21, 2005 (the "Maturity Date"), WMS INDUSTRIES INC., a Delaware corporation ("Maker"), for value received, promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION, a national banking association (collectively, together with any holder hereof, "Bank"), at the main office of Bank located at 135 South LaSalle Street, Chicago, Illinois 60603, the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if less, the aggregate unpaid principal amount of all Loans (hereinafter defined) by Bank to Maker and evidenced hereby.

1. Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the following meanings:

            "Adjusted LIBOR" shall mean a per annum rate equal to LIBOR plus the Applicable Margin.

            "Applicable Margin" shall mean, at any time the ratio of Maker's Senior Debt to its EBITDA is equal to the amount set forth in the first column below, the percentage set forth adjacent thereto in the second column below:

      Debt/EBITDA          Applicable Margin
      -----------          -----------------
> or = 1.5:1.0                   1.75%
> 1.0:1.0 but < 1.5:1.0          1.50%
< or = 1.0:1.0                   1.25%

The ratio of Maker's Debt to its EBITDA shall be determined quarterly, on a trailing 12-month basis, upon Bank's receipt of Maker's most recent quarterly financial statements, and shall, for the purpose of determining the Applicable Margin, be applied prospectively.

            "Assumed Exposure" means an amount equal to 8% times the aggregate face amount of all FX Transactions, such percentage subject to change by Bank in its sole discretion upon three days prior notice to Maker.

            "Bank" has the meaning set forth in the first paragraph hereof.

            "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

            "Debt" shall mean, at any time, (a) all capital lease obligations (as defined in accordance with GAAP) of Maker, (b) all other debt, secured or unsecured, created, issued, incurred or assumed by Maker for money borrowed or for the deferred purchase price of any fixed or capital asset, (c) indebtedness secured by any lien existing on property owned by Maker whether or not the indebtedness secured thereby has been assumed, and (d) all obligations of Maker with respect to letters of credit, banker acceptances and other extensions of credit whether or not representing obligations for borrowed money.

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            "Default Rate" shall mean the Prime Rate plus two percent (2%).

            "EBITDA" shall mean, for any period, the sum of the following: (a) Maker's Net Income for such period, plus (b) Interest Charges, plus (c) any provision for income taxes (excluding income tax credits), plus (d) depreciation and amortization expenses for such period, plus (e) all other non-cash charges, minus (f) that portion of Net Income arising out of the sale of assets outside of the ordinary course of business (to the extent not previously excluded under clause (a) of this definition), in each case to the extent included in determining Net Income for such period.

            "FX Obligations" shall mean, at any time, an amount equal to the aggregate face amounts of all FX Transactions times the Assumed Exposure minus the sum of (i) the amount of any reductions in the original face amount of FX Transactions, (ii) the amount of any payments made by Bank pursuant to FX Transactions for which Maker has reimbursed Bank, and (iii) the amount of any payments made by Bank pursuant to FX Transactions which have been converted to one or more Prime Loans.

            "FX Transactions" shall mean all foreign exchange transactions between Maker and Bank including, without limitation, options, forward contracts and spot contracts.

            "FX/LC Sublimit" shall mean $2,000,000.

            "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied.

            "Interest Charges" shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under capital leases that should be treated as interest in accordance with GAAP.

            "Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by Maker by notice given to Bank not less than two Business Days prior to the first day of each respective Interest Period; provided that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; (iv) the final Interest Period shall be such that its expiration occurs on or before the Maturity Date, and (v) if for any reason Maker shall fail to select timely a period, then it shall be deemed to have selected a one-month period; provided, however, that if any Interest Period expires less than one month before the Maturity Date, then, for the period commencing on the expiration date of such Interest Period and ending on the Maturity Date, such LIBOR Loan shall automatically convert to a Prime Loan.

                                       2
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            "Letter of Credit(s)" shall mean, individually and collectively, such letters of credit issued by Bank, in its sole discretion, upon the execution and delivery by Maker and the acceptance by Bank of a Master Letter of Credit Agreement in Bank's standard form and an application for Letter of Credit, as more particularly set forth herein.

            "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Maker has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth herein, and
(iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

            "LIBOR" shall mean the rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to Bank in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, or as LIBOR is otherwise determined by Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. Bank's determination of LIBOR as provided herein shall be conclusive, absent manifest error.

            "LIBOR Loan(s)" shall mean, individually and collectively, each portion of the outstanding principal amount hereof that bears interest at Adjusted LIBOR.

            "LOAN(S)" SHALL MEAN, INDIVIDUALLY AND COLLECTIVELY, THE PRIME LOANS, THE LIBOR LOANS, THE LETTER OF CREDIT OBLIGATIONS AND THE FX OBLIGATIONS. UNDER NO CIRCUMSTANCES SHALL THE AGGREGATE OUTSTANDING AMOUNT OF LOANS EXCEED $50,000,000.

            "Maker" has the meaning set forth in the first paragraph hereof.

            "Maturity Date" has the meaning set forth in the first paragraph hereof.

            "MDDR" shall mean the aggregate amount of the maximum daily delivery risk of all FX Transactions.

            "MDDR Sublimit" shall mean $1,000,000.

            "Net Income" shall be defined in accordance with GAAP.

            "Obligations" shall mean any amount payable on this Note or on any other liability or obligation of Maker to Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether direct or indirect, or absolute or contingent, and whether several, joint or joint and several.

            "Prime Loan(s)" shall mean, individually and collectively, each portion of the outstanding principal amount hereof that bears interest at the Prime Rate.

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

            "Prime Rate" shall mean the rate which, at any time and from time to time, shall be the rate of interest then most recently announced by Bank as its prime rate which is not intended to be Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the rate is changed by Bank. Bank shall not be obligated to give notice of any change in the Prime Rate.

            "Senior Debt" shall mean the difference between Debt minus Subordinated Debt

            "Subordinated Debt" shall mean that portion of Maker's Debt which is subordinated to the Obligations in a manner satisfactory to Bank.

2. Interest Rates. Subject to the terms and provisions of this Note, the principal amount of each advance outstanding hereunder shall bear interest, at Maker's option from time to time at (i) the Prime Rate, or (ii) Adjusted LIBOR. From and after the date of any default and the expiration of any applicable cure period, interest on funds outstanding hereunder shall accrue at the Default Rate. All interest and fees, if any, payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. The Bank is authorized to rely on the oral or written loan requests, including telecopy or telegraphic loan requests, which Bank believes in its good faith judgment to emanate from a properly authorized representative of Maker, whether or not that is in fact the case.

3. Prime Loans. A request by Maker for a Prime Loan must be received no later than 11:00 a.m. Chicago, Illinois time, on the day such Prime Loan (a) is to be advanced by Bank or (b) shall begin to bear interest at the Prime Rate. Interest on the unpaid principal balance of Prime Loans shall be payable, in arrears, beginning on June 1, 2004 and continuing on the first day of each month thereafter, and on the Maturity Date. Prime Loans may be prepaid in whole or in part, together with all accrued interest thereon to the date of such prepayment, at any time without premium or penalty.

4. LIBOR Loans. Each LIBOR Loan must be in the minimum amount of $500,000.00 or an integral multiple thereof. A request by Maker for a LIBOR Loan must be received by Bank no later than 11:00 a.m. Chicago, Illinois time, two Business Days before the Business Day on which such LIBOR Loan is to be funded. Interest on the unpaid principal balance of each LIBOR Loan shall be payable on (i) the last Business Day of the relevant Interest Period for each such LIBOR Loan (and, in the case of a LIBOR Loan having an Interest Period of six-months, on the last day of the third month of such Interest Period), (ii) the date of any principal repayment of the amount paid, (iii) at maturity of the Note, and (iv) after maturity (whether by acceleration or otherwise) on demand from Bank.

5.    Provisions Relating to LIBOR Loans.

      (a) The principal balance of any LIBOR Loan may be prepaid in whole or in part at any time, provided that, if, for any reason, any LIBOR Loan is paid prior to the last Business Day of its then-current Interest Period, Maker agrees to indemnify Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by Bank as a result of such prepayment.

      (b) If Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, Bank shall promptly notify Maker thereof and, so long as the foregoing conditions continue, advances under the Note may not be advanced as a LIBOR Loan thereafter. In addition, at Maker's option, each existing LIBOR Loan shall be immediately (y) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (z) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Maker.

      (c) If after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending office (a "Regulatory Change") shall, in the reasonable determination of Bank, make it unlawful for Bank to make or maintain the LIBOR Loans, then Bank shall promptly notify Maker and advances under the Note may not be advanced as a LIBOR Loan thereafter. In addition, at Maker's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or
(ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by Maker.

      (d) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Bank; (B) subject Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Bank of principal or interest due from Maker to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (C) impose on Bank any other condition regarding such LIBOR Loan or Bank's funding thereof, and Bank shall reasonably determine (which reasonable determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Bank hereunder, then Maker shall (i) pay to Bank, on demand, such additional amounts as Bank shall, from time to time, determine are sufficient to compensate and indemnify Bank for such increased cost or reduced amount, or (ii) convert each LIBOR Loan to a Prime Loan, provided that Maker shall remain liable for such additional amounts incurred by the Bank prior to conversion to a Prime Loan and such conversion shall be treated as a prepayment of a LIBOR Loan if it occurs prior to expiration of the applicable Interest Period.

6.    Letters of Credit.

      (a) Upon the execution and delivery by Maker and the acceptance by Bank, in its sole and absolute discretion, of Bank's standard Master Letter of Credit Agreement and application(s) therefor, Bank agrees to issue for the account of Maker, such Letters of Credit in the standard form of Bank and otherwise in form and substance acceptable to Bank, from time to time during the term of this Note, provided that the Letter of Credit Obligations plus the FX Obligations may not at any time exceed the FX/LC Sublimit and provided, further, that no Letter of Credit shall have an expiration date later than May 6, 2006. The amount of any payments made by Bank with respect to draws made by a beneficiary under a Letter of Credit for which Maker has failed to reimburse Bank upon the earlier of (i) Bank's demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by Bank, shall be deemed to have been converted to a Prime Loan as of the date such payment was made by Bank to such beneficiary. Upon the occurrence of a default and at the option of Bank, all Letter of Credit Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Maker.

      (b) Maker shall pay to Bank (i) a fee of .75% in connection with the issuance of each standby Letter of Credit. All Letters of Credit shall bear the Bank's usual and customary fees contained in Bank's standard letter of credit fee schedule.

      (c) In the event that any Letter of Credit Obligations are outstanding upon the termination and/or expiration of this Note, as amended or replaced from time to time, Maker shall, upon demand, deposit with Bank in a cash collateral account an amount equal to the aggregate amount of such Letter of Credit Obligations. Bank may apply any interest accruing on such cash collateral account until the Letter of Credit Obligations and any and all obligations hereunder shall have been fulfilled without the consent of Maker.

7.    FX Transactions.

      (a) Upon the execution and delivery by Maker and the acceptance by Bank, in its sole and absolute discretion, of Bank's standard documentation therefor ("FX Documents"), Bank agrees to engage in FX Transactions for the account of Maker, from time to time during the term of this Note, provided that (i) the FX Obligations plus the Letter of Credit Obligations may not at any time exceed the FX/LC Sublimit, (ii) the MDDR may not exceed the MDDR Sublimit, and (iii) no FX Transaction shall have an expiration date later than the Maturity Date. The amount of any payments made by Bank with respect to FX Transactions for which Maker has failed to reimburse Bank in accordance with the FX Documents shall be deemed to have been converted to a Prime Loan as of the date such payment was made by Bank. Upon the occurrence of a default and at the option of Bank, the FX Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Maker.

      (b) Maker shall pay to Bank Bank's usual and customary fees in connection with FX Transactions.

8. Collection of Funds. Principal payments submitted in funds not available until collected shall continue to bear interest until collected. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Illinois, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate specified during such extension.

9. Evidence of the Obligations. This Note is executed pursuant to a revolving line of credit under which Maker is indebted to Bank and evidences the aggregate unpaid principal amount of all advances made or to be made by Bank to Maker under the Note. All advances, credit accommodations and repayments hereunder shall be evidenced by entries on the books and records of Bank which shall be presumptive evidence of the principal amount and interest owing and unpaid on this Note, or any renewal or extension hereof. The failure to so record any such amount or any error so recording any such amount shall not, however, limit or otherwise affect the obligations of Maker hereunder or under any other documents or instrument to repay the principal amount of the Obligations together with all interest and fees accruing thereon.

10. Authorized Persons. Loans under this Note may be made by Bank upon oral or written request of any person which Bank in its good faith judgment believes to be a properly authorized representative of Maker, whether or not that is in fact the case. Any such Loans shall be conclusively presumed to have been made by Bank to or for the benefit of Maker. Maker does hereby irrevocably confirm, ratify and approve all such advances by Bank and does hereby indemnify Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold Bank harmless with respect thereto.

11. Closing Fee. In addition to the other fees described herein, Maker agrees to pay to Bank as of the date first above written a closing fee equal to $90,000.

12. Use of Proceeds. Neither Maker nor any affiliate of Maker, shall use any portion of the proceeds of the Note, either directly or indirectly, for the purpose of purchasing any securities underwritten or privately placed by ABN AMRO Incorporated, an affiliate of Bank.

13. Covenants. Until all of the Obligations of Maker to Bank hereunder shall have been paid in full, Maker shall:

      (a) maintain at all times tangible net worth (as defined in accordance with GAAP) plus Subordinated Debt, of at least $289,594,000;

      (b) maintain as of the last day of each of its fiscal quarters on a trailing 12-month basis:

            (i) a ratio of Maker's Senior Debt to its EBITDA which shall not exceed 2.0:1.0;

            (ii) a ratio of (i) the sum of Maker's EBITDA for the relevant period to (ii) Interest Charges for such period of at least 1.5:1.0; and

            (iii) a ratio of (i) the sum of Maker's cash plus its short term investments plus its accounts receivable (excluding past due accounts) for the relevant period, to (ii) the sum of Maker's current liabilities (as defined in accordance with GAAP) plus its capital expenditures (as defined in accordance with GAAP) plus additions to participation gaming machines (as described in Maker's quarterly and annual reports to the Securities and Exchange Commission) plus the amount actually paid by Maker for stock repurchases during such period of at least 1.5:1.0;

      (c) not acquire all or substantially all of the assets or business of any other person or division thereof, or all or substantially all of the voting stock of a person unless (i) the business of the person or division whose stock or assets is acquired is substantially the same as or substantially associated with the business of Maker as of the date hereof;
      (ii) the board of directors or other governing body of the person or division whose stock or assets is acquired has approved the terms of such acquisition, and (iii) no default hereunder or under any of the Obligations shall exist after giving effect to such acquisition, and Maker can demonstrate that, on a pro forma basis after giving effect to such acquisition, no default shall exist hereunder or under any of the Obligations;

      (d) not, directly or indirectly, create, assume, incur or suffer or permit to exist any lien or charge of any kind or character upon any asset of Maker, whether owned at the date hereof or hereafter acquired except:

            (i) liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make the property forfeitable;

            (ii) liens or charges incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

            (iii) liens arising out of judgments or awards against Maker with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

            (iv) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

            (v)   deposits to secure public or statutory obligations of Maker;

            (vi) Liens existing on the date hereof and disclosed on Maker's latest financial statements;

            (vii) Liens from time to time granted to Bank; and

            (viii) non-consensual liens arising in the ordinary course of business which do not have a material adverse effect on Maker or its business operations;

      (e) not enter into any agreement that prohibits or would have the effect of prohibiting the pledge to Bank of all or any of its assets to secure the Obligations;

      (f) not, either directly or indirectly, create, assume, incur or have outstanding any Debt, or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other person, except:

            (i)   the Obligations;

            (ii) Debt evidenced by those certain convertible subordinated notes issued by Maker on June 25, 2003 in the aggregate amount of $115,000,000;

            (iii) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

            (iv) obligations of Maker for taxes, assessments, municipal or other governmental charges;

            (v) obligations of Maker for accounts payable, other than for money borrowed, incurred in the ordinary course of business; and

            (vi) guaranties of the obligations of Maker's subsidiaries under operating leases and/or licensing arrangements in the ordinary course of business.

      (g) no later than forty five (45) days after the end of its first, second and third fiscal quarters and no later than ninety (90) days after the end of its fiscal year, deliver to Bank a report in certified by the President or Chief Financial Officer of Maker evidencing, in reasonable detail satisfactory to Bank, compliance with the covenants set forth in clauses (a) and (b) of this paragraph.

14. Default. Maker, without notice or demand of any kind except where indicated below, shall be in default hereunder if:

      (a)   any of the Obligations is not paid when due; or

      (b) Maker shall otherwise fail to perform any of the promises to be performed by Maker hereunder or under any other agreement with Bank, provided that, if such failure is capable of cure and Maker commences a cure within thirty days of Maker's actual knowledge of such failure, such failure shall not constitute a default hereunder; or

      (c) Maker shall make any assignment for the benefit of creditors, or there shall be commenced against Maker any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings which, third party initiated proceedings are not dismissed within sixty (60) days after filing, or

      (d) the entry of any judgment, levy, attachment, garnishment or other process, or the filing of any lien against Maker, the payment or discharge of which would have a material adverse effect on Maker; or

      (e) any warranty, representation, certificate or statement of Maker to Bank is untrue; or

      (f) failure of Maker after written request by Bank to furnish financial information or to permit inspection by Bank of Maker's books and records within ten (10) Business Days of request.

      Whenever Maker shall be in default as aforesaid and any applicable cure period has expired, without demand or notice of any kind, the entire unpaid amount of all Obligations shall become immediately due and payable, and Bank may exercise, from time to time, any and all rights and remedies available to it under the Uniform Commercial Code of Illinois in effect in the State of Illinois from time to time, or otherwise available to it, including those available under any written instrument (in addition to this Note) relating to any of the Obligations or any security therefor, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as Bank may, from time to time, elect, any balances, credits, deposits, accounts or moneys of Maker in possession, control or custody of, or in transit to Bank.

15.   Miscellaneous.

      (a) MAKER WAIVES THE BENEFIT OF ANY LAW THAT WOULD OTHERWISE RESTRICT OR LIMIT BANK IN THE EXERCISE OF ITS RIGHT, WHICH IS HEREBY ACKNOWLEDGED, TO APPROPRIATE WITHOUT NOTICE AND REGARDLESS OF THE COLLATERAL, AT ANY TIME AFTER DEFAULT AND EXPIRATION OF ANY APPLICABLE CURE PERIOD, ANY INDEBTEDNESS MATURED OR UNMATURED, OWING FROM BANK TO MAKER. BANK MAY, FROM TIME TO TIME, WITHOUT DEMAND OR NOTICE OF ANY KIND, APPROPRIATE AND APPLY TOWARD THE PAYMENT OF SUCH OF THE OBLIGATIONS, AND IN SUCH ORDER OF APPLICATION, AS BANK MAY, FROM TIME TO TIME, ELECT ANY AND ALL SUCH BALANCES, CREDITS, DEPOSITS, ACCOUNTS, MONEYS, CASH EQUIVALENTS AND OTHER ASSETS, OF OR IN THE NAME OF MAKER THEN OR THEREAFTER WITH BANK.

      (b) BANK AND MAKER, AND EACH ONE OF THEM, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT EITHER OR ANY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER OBLIGATIONS OR ANY AGREEMENT, EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH BANK AND MAKER, OR ANY ONE OF THEM, ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK GRANTING ANY FINANCIAL ACCOMMODATION TO MAKER.

      (c) Except as otherwise set forth herein, Maker waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights hereunder. No default shall be waived by Bank except in writing. No delay on the part of Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude other or further exercise thereof, or the exercise of any other right or remedy. This
Note: (i) is valid, binding and enforceable in accordance with its provisions, and no conditions exist to the legal effectiveness of this Note; (ii) contains the entire agreement between Maker and Bank; (iii) is the final expression of their intentions; and (iv) supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof. No prior or contemporaneous representations, warranties, understandings, offers or agreements of any kind or nature, whether oral or written, have been made by Bank or relied upon by Maker in connection with the execution hereof. No modification, discharge, termination or waiver of any of the provisions hereof shall be binding upon Bank, except as expressly set forth in a writing duly signed and delivered on behalf of Bank.

      (d) The non-prevailing party agrees to pay all costs, legal expenses, attorneys' fees and paralegals' fees of every kind, paid or incurred by the prevailing party in enforcing its rights hereunder, including, but not limited to, litigation or proceedings initiated under the United States Bankruptcy Code, or in respect to any other of the Obligations or in defending against any defense, cause of action, counterclaim, setoff or crossclaim based on any act of commission or omission by Bank with respect to this Note or any other of the Obligations promptly on demand of Bank or other person paying or incurring the same.

      (e) TO INDUCE BANK TO MAKE THE LOAN EVIDENCED BY THIS NOTE, MAKER IRREVOCABLY AGREES THAT, ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS NOTE OR ANY OTHER AGREEMENT WITH BANK SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF CHICAGO, ILLINOIS, AND MAKER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND MAKER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO MAKER AT THE ADDRESS INDICATED IN BANK'S RECORDS IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE. FURTHERMORE, MAKER WAIVES ALL NOTICES AND DEMANDS IN CONNECTION WITH THE ENFORCEMENT OF BANK'S RIGHTS HEREUNDER.

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

      (f) The financial accommodations evidenced hereby have been made and this Note has been delivered at Bank's main office. This Note shall be governed and construed in accordance with the laws of the State of Illinois, in which state it shall be performed, and shall be binding upon Maker and its legal representatives, successors and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

      (g) Maker acknowledges and agrees that the lending relationship hereby created with Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that Maker has not relied and is not relying on any such fiduciary relationship in consummating the loan(s) evidenced by this Note.

      (h) As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction and in particular the word "Maker" shall be so construed.

      (i) This Note is a replacement and substitute for, but not a repayment of, that certain $50,000,000 Revolving Note dated as of May 21, 2003 of Maker payable to the order of Bank, and does not and shall not be deemed to constitute a novation therefor.

      IN WITNESS WHEREOF, Maker has executed this Note on the date above set forth.

                                          WMS INDUSTRIES INC.

                                          By: /s/ Scott D. Schweinfurth
                                              -------------------------
                                          Its:  Chief Financial Officer

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